EXHIBITS 5.1 and 23.4

DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NY 10017

June 6, 2005

Limited Brands, Inc.
Three Limited Parkway, P.O. Box 16000
Columbus, Ohio 43216

Ladies and Gentlemen:

     We have acted as counsel to Limited Brands, Inc., a Delaware Corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale from time to time of up to $1,000,000,000 aggregate principal amount of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture, as supplemented (the “Indenture”) between the Company and the Bank of New York Trust Company N.A., as trustee (the “Trustee”); (ii) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”) of the Company; (iii) shares of common stock, par value $0.50 per share (the “Common Stock”) of the Company; (iv) depositary shares (the “Depositary Shares”) representing interests in preferred stock of the Company, to be evidenced by depositary receipts issued pursuant to a deposit agreement; (v) warrants to purchase Debt Securities, Preferred Stock and Common Stock of the Company and other securities or rights (the “Warrants”); (vi) purchase contracts (the “Purchase Contracts”) for the purchase or sale of (A) the Company’s securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above, (B) currencies and (C) commodities; and (vii) units (the “Units”) consisting of one or more Purchase Contracts, Warrants, Debt Securities, shares of Preferred Stock, shares of Common Stock or Depositary Shares or any combination of such securities.

     We have examined originals or copies, certified and otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

     1. When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     2. Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     3. When necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     4. When the applicable deposit agreement has been duly authorized, executed and delivered by the parties thereto, and Preferred Stock has been deposited thereunder, any Depositary Shares when issued in accordance with the terms thereof will be valid and binding instruments in accordance with their terms and the terms of the applicable deposit agreement.

     5. When the Warrants have been duly authorized by the Company, the applicable warrant agreement and the applicable warrant certificates have been duly authorized, executed and delivered, and the Warrants have been duly issued and delivered by the Company as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     6. When the Purchase Contracts have been duly authorized by the Company, and the applicable purchase contract agreement and pledge agreement have been duly authorized, executed and delivered, the Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     7. When the Units have been duly authorized by the Company, all corporate action on the part of the Company has been taken to authorize and execute and deliver or issue the securities underlying such Units, and the applicable unit agreement has been duly authorized, executed and delivered, the Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Opinions” in the prospectus.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ Davis Polk & Wardwell